October 18, 2018        Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Third Quarter 2018 Results
Solid Performance Drives Free Cash Flow Guidance Raise

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter, ending September 30, 2018.

Third Quarter Highlights
• Third-quarter 2018 GAAP earnings per diluted share were $0.72, compared with $0.72 in 2017.
• Third-quarter 2018 GAAP earnings included after-tax restructuring and asset impairment charges of $15.0 million related to exiting a packaging center contract; plant closures; and non-base tax-related gains. In the third quarter of 2017, GAAP results included $3.8 million, after tax, in acquisition-related expenses and non-base tax-related charges.
• Base net income attributable to Sonoco (base earnings) for third quarter 2018 was $0.86 per diluted share, compared with $0.76 in 2017. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided third-quarter 2018 base earnings guidance of $0.82 to $0.88 per diluted share.
• Third-quarter 2018 net sales were $1.36 billion, up 3.0 percent from $1.32 billion in 2017.
• Cash flow from operations was $451.5 million in the first nine months of 2018, compared with $281.0 million in 2017. Year-to-date free cash flow was $218.9 million, compared with $25.6 million in 2017. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
• On October 1, 2018, Sonoco acquired the remaining 70 percent interest in the Conitex Sonoco joint venture and a composite can operation in Spain from Texpack, Inc., for approximately $143 million in cash. Conitex Sonoco is a vertically integrated global leader in the manufacturing of paper-based cones and tubes used in the textile industry. Conitex Sonoco's results will be included in the Company's Paper and Industrial Converted Products segment and the Spanish composite can operation in the Consumer Packaging segment.

Fourth Quarter and Full-Year Guidance Update
• Base earnings for the fourth quarter of 2018 are estimated to be in the range of $.75 to $.81 per diluted share, compared to $.72 per diluted share in the fourth quarter of 2017.
• Full-year 2018 base earnings guidance has been updated to $3.28 to $3.34 per diluted share. Fourth-quarter and full-year guidance reflects the Company's expected solid year-over-year results, despite additional impact from Hurricane Florence; expenses from tariffs on steel, aluminum and other products; along with higher than previously expected resin, freight and other non-material inflation.
• Full-year 2018 operating cash flow and free cash flow guidance has been raised to a range of $580 million to $600 million and $230 million to $250 million, respectively. Previous operating cash flow and free cash flow guidance was a range of $570 million to $590 million and $190 million to $210 million, respectively.

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Sonoco Reports Third Quarter 2018 Results - Page 2
Note: Fourth-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Hurricane Florence Impact
As previously reported, Sonoco's paper mill operations in Hartsville, S.C., were temporarily shut down following unprecedented flooding from Hurricane Florence. The storm impact also temporarily idled operations at several recycling operations, tube and core plants and other operations in Virginia, North Carolina and South Carolina.
All operations impacted by Hurricane Florence are back in production. Mill operations in Hartsville lost approximately 22,300 tons of uncoated recycled paperboard and corrugated medium paper production during the storm outage in the third quarter. Sonoco carries property and business interruption insurance, subject to a $1 million self-insured retention, and is actively working on insurance recovery. The negative earnings impact from Hurricane Florence through the end of the third quarter was approximately $.04 per fully diluted share. This impact was primarily driven by lost production and sales at impacted facilities.The Company has continued to experience additional lost production and higher supply chain costs in the fourth quarter and currently expects the additional fourth-quarter impact will be approximately $.02 to $.03 per diluted share.

"Up to 350 restoration contractors worked alongside our nearly 500 mill associates and maintenance crews to perform the largest cleanup, restoration and repair operation in our nearly 120-year history," said Sonoco President and Chief Executive Officer Rob Tiede. "Through their dedication, we were able to minimize the impact and bring back most production well in advance of our original expectations."

CEO Comments on Third Quarter Results
Commenting on the Company’s third-quarter GAAP and base results, Tiede added, "Sonoco produced a solid quarter, despite the impacts of Hurricane Florence, accelerating inflation and sluggish consumer-served market demand. Overall, net sales grew by 3.0 percent while GAAP net income attributable to Sonoco was flat. Base net income attributable to Sonoco gained 14.0 percent, primarily due to a lower effective tax rate and higher earnings from affiliates. Base operating profit declined slightly in the third quarter as a positive price/cost relationship and acquisitions were more than offset by operating cost inflation, the impact from the hurricane, and the negative impact of foreign exchange. The earnings contribution from slightly higher volume was essentially offset by an unfavorable change in sales mix. Finally, year-to-date cash flow from operations and free cash flow were extremely strong, improving approximately $170.5 million and $193.3 million, respectively, over the prior-year period."

Third Quarter Review
Net sales for the third quarter were $1.36 billion, an increase of $40.1 million, or 3.0 percent, from last year’s quarter. The improvement reflects an increase in sales added by acquisitions; higher volumes, particularly in our Display and Packaging businesses; and higher selling prices implemented to recover rising freight and other operating cost inflation.

GAAP net income attributable to Sonoco in the third quarter was $72.4 million, or $0.72 per diluted share, a decrease of $0.4 million, compared with $72.8 million, or $0.72 per diluted share, in 2017. Third-quarter GAAP earnings included after-tax charges of $15.0 million related to the previously mentioned exit of a packaging center contract and restructuring and impairment charges associated with plant closures and non-base tax related gains. In the third quarter of 2017, GAAP earnings included $3.8 million, after tax, in acquisition and acquisition-related charges and non-base tax related charges. Adjusted for these items, base earnings in the third quarter were $87.4 million, or $0.86 per diluted share, an increase of $10.8 million, compared with $76.6 million, or $0.76 per diluted share, in 2017. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

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Sonoco Reports Third Quarter 2018 Results - Page 3
Gross profits were $259.6 million in the third quarter, an increase of $6.8 million or 2.7 percent, compared with $252.9 million in the same period in 2017. Gross profit as a percentage of sales was 19.0 percent, compared with 19.1 percent in the same period in 2017. Third-quarter selling, general and administrative expenses increased $6.9 million from the prior year to $136.0 million. This increase was driven by expenses related to acquired businesses, wage inflation and higher management incentives.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Third-quarter 2018 sales for the segment were $600.2 million, compared with $565.8 million in 2017. Segment operating profit was $56.0 million in the third quarter, compared with $68.9 million in the same quarter of 2017.

Segment sales increased 6.1 percent compared to the prior-year quarter due to sales added from acquisitions and higher selling prices, partially offset by the negative impact of foreign exchange and lower volume. Higher sales volume in flexible packaging was more than offset by lower composite can sales volume in North America, Latin America and Europe as well as global rigid plastics. Segment operating profit declined 18.7 percent compared to the prior-year quarter as the benefit of acquisitions was more than offset by higher-than-anticipated resin, freight and other operating expenses, along with lower volume and negative manufacturing productivity. These items, together with changes in the mix of business, resulted in segment operating margin declining to 9.3 percent in the quarter from 12.2 percent in 2017.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Third-quarter 2018 sales for this segment were $165.2 million, compared with $135.6 million in 2017. The segment reported an operating profit of $3.7 million in the current quarter, compared with an operating profit of $2.0 million in the prior-year quarter.

Sales increased 21.8 percent compared to last year’s quarter due primarily to increased sales in the packaging center near Atlanta, partially offset by the negative impact of foreign exchange. Segment operating profit improved $1.7 million as higher volume, improved manufacturing productivity and a higher price/cost relationship were partially offset by higher operating costs associated with the Atlanta packaging center. Despite the continued improvements at the packaging center near Atlanta, the Company decided that it could not achieve acceptable margins under the single-customer contract associated with this facility. As of September 30, 2018 the Company has exited this contract.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Third-quarter 2018 sales for the segment were $463.7 million, down from $483.4 million in 2017. Segment operating profit was $53.9 million in the quarter, compared with $43.7 million in 2017.

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Sonoco Reports Third Quarter 2018 Results - Page 4
Segment sales declined 4.1 percent from the prior-year quarter as selling prices declined due to lower recovered paper prices and a negative impact from changes in foreign exchange rates. Volume/mix was essentially flat as lower global tube and core volume and the impact of the hurricane on domestic paper operations were offset by improved volume in wire and cable reels, recycling and Europe paper operations. Segment operating profit improved 23.4 percent over the prior year, driven by a positive price/cost relationship across the segment, excluding recycling operations. Segment operating margin improved 258 basis points to 11.6 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Third-quarter 2018 sales were $135.7 million, down from $139.9 million in 2017. Operating profit was $10.4 million, a 7.9 percent decline from the third quarter of 2017.

This segment’s sales were modestly lower year over year due primarily to the negative impact of declining foreign exchange rates and softer demand. Volume/mix declined as increased sales for temperature-assured packaging and molded foam transportation components were more than offset by declines in molded foam and paper-based consumer packaging. Segment operating profit declined slightly due primarily to higher operating inflation. Segment operating margin decreased slightly to 7.7 percent.

Corporate/Tax
Net interest expense for the third quarter of 2018 increased to $14.5 million, compared with $13.6 million during the same period in 2017, primarily due to higher borrowings in the current-year quarter stemming from acquisitions. The 2018 third-quarter effective tax rates on GAAP and base earnings were 21.0 percent and 23.6 percent, respectively, compared with 33.4 percent and 31.8 percent, respectively, in the prior year’s quarter. The GAAP and base effective tax rates were lower in 2018 primarily due to the decrease in U.S. federal tax rate as well as other changes in the 2017 U.S. Tax Cuts and Jobs Act (Tax Act). The 2018 GAAP and base rates also benefited from the release of tax reserves on uncertain tax positions as a result of the expiration of the statute of limitations. In addition, the current year GAAP rate benefited from adjustments related to finalization of the 2017 federal tax return while the prior year's GAAP tax rate benefited from a favorable distribution of earnings between low- and high-tax jurisdictions.

Note: In regards to the effect of the Tax Act, Sonoco has not yet fully completed its accounting. For certain of the Tax Act's provisions, the Company has made reasonable estimates and has included any measurement period adjustments in its third quarter and first nine months earnings accordingly. In other cases, the Company has not been able to make a reasonable estimate due either to complexity or uncertainty and, as such, continues to account for those items consistent with their pre-Tax Act accounting. The Company believes any adjustments remaining to be made upon the completion of its accounting will not have a material impact on the Company's financial position.

Year-to-date Results
For the first nine months of 2018 net sales were $4.04 billion, up $297.7 million, compared with $3.74 billion in the first nine months of 2017. Sales grew 8.0 percent in the first nine months of the year due to acquisitions, volume growth, higher selling prices implemented to recover higher freight and operating cost inflation and certain rising material costs and the positive impact of foreign exchange.

GAAP net income attributable to Sonoco for the first nine months of 2018 was $235.9 million or $2.34 per diluted share, compared with $169.7 million or $1.68 per diluted share in the first nine months of 2017. Earnings in the first nine months of 2018 included after-tax charges totaling $19.9 million largely related to restructuring and asset impairment charges, acquisition costs and the effect of income tax rate changes on deferred tax items. Earnings in the first nine months of 2017 included net after-tax charges of $38.6 million primarily related to lump-sum pension settlements, restructuring charges and acquisition-related expenses.

Base earnings for the first nine months of 2018 were $255.8 million, or $2.53 per diluted share, compared with $208.3 million, or $2.07 per diluted share, in the same period in 2017, a 22.8 percent and 22.6 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

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Sonoco Reports Third Quarter 2018 Results - Page 5
Current year-to-date gross profit was $786.7 million, compared with $714.2 million in 2017. Gross profit as a percentage of sales in 2018 was 19.5 percent, compared with 19.1 percent in 2017. Selling, general and administrative expenses increased $34.8 million, driven by acquisitions and increased management incentives. Non-operating pension costs decreased $41.0 million as the previously disclosed 2017 settlement charges did not recur in 2018. Base operating profit for the first nine months of 2018 increased 9.0 percent to $375.6 million due primarily to a positive price/cost relationship and productivity improvements.

Cash Flow and Free Cash Flow
For the first nine months of 2018, cash generated from operations was $451.5 million, compared with $281.0 million in 2017, an increase of $170.5 million. This increase reflects the improvement in GAAP net income of $66.0 million and the following year-over-year changes. Pension and post-retirement plan contributions, net of non-cash expenses, had a negative year-over-year impact of $15.3 million. This change is composed of a $25.2 million year-over-year decrease in cash contributions that was more than offset by a $40.5 million decrease in non-cash expense which was largely driven by 2017 non-base pension settlement charges of $31.6 million that did not recur in 2018. Year-to-date increases in working capital, driven largely by seasonal changes in business activity, consumed cash in both periods; however, this increase consumed $34.5 million less cash in 2018 due to improved collection efforts of trade accounts receivables in the first nine months of 2018 as well as current-year increases in Accounts Payable due to the timing of payments. Operating cash flow further benefited in the first nine months of 2018 from collections of various other items outstanding at December 31, 2017 and increased accruals related to management incentives in 2018 compared to 2017.

Free cash flow for the first nine months of 2018 was $218.9 million, compared with $25.6 million in the same period last year, reflecting the items impacting cash flow from operations discussed above. Additionally, during the first nine months of 2018, net capital expenditures and cash dividends were $112.0 million and $120.7 million, respectively, compared with $141.0 million and $114.4 million, respectively, in 2017. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of September 30, 2018, total debt was approximately $1.39 billion, compared with $1.45 billion as of December 31, 2017. At the end of the first nine months of 2018, the Company had a total-debt-to-total-capital ratio of 43.1 percent, compared with 45.6 percent at December 31, 2017. Cash and cash equivalents were $250.4 million as of September 30, 2018, compared with $254.9 million at December 31, 2017.

Fourth Quarter and Full-Year 2018 Outlook
Sonoco expects fourth-quarter 2018 base earnings to be in the range of $.75 to $.81 per diluted share. Base earnings in the fourth quarter of 2017 were $.72 per diluted share. Full-year 2018 base earnings per diluted share are expected to be in a range of $3.28 to $3.34, which narrows the previous estimate of $3.27 to $3.37 per diluted share. The Company anticipates additional lost production and higher supply chain costs associated with Hurricane Florence could impact base fourth-quarter results by up to $.03 per diluted share; of which, $0.02 per diluted share is included in the fourth-quarter base earnings guidance. This guidance assumes no recovery from business interruption insurance in the fourth quarter. Operating and free cash flow guidance for 2018 is expected to be in the range of $580 million to $600 million and $230 million to $250 million, respectively. Previous operating cash flow and free cash flow guidance was a range of $570 million to $590 million and $190 million to $210 million, respectively. Stronger than anticipated operating cash flow and proceeds from asset disposals in excess of prior expectations drove these increases in guidance.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the impact of new and potential tariffs, the future performance of the overall economy, potential changes in raw material prices and other costs, timing and amounts related to business interruption insurance recoveries, potential changes in the estimated impact of the Tax Act on the Company's effective tax rate, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.

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Sonoco Reports Third Quarter 2018 Results - Page 6
Commenting on the Company’s outlook, Tiede said, “The third quarter certainly presented some challenges for us, not the least of which was the negative impact of Hurricane Florence on our Hartsville mill complex. Like many companies, we saw and continue to see inflationary cost pressures from higher materials, particularly resins, along with freight, energy and other operating costs. Because of this inflation, we are driving cost recovery through proactive price increases in many of our businesses. Despite challenges, our growth and margin improvement targets for 2018 remain on track. Looking ahead, we are also optimistic about the contribution from our Conitex Sonoco acquisition, which creates opportunities for us to grow our Paper/Industrial Converted Products segment in the fast-growing Asia markets. Sonoco is a resilient company with a 120-year track record of overcoming obstacles through our strong diversified mix of industrial, consumer and protective packaging businesses. We expect a solid fourth quarter and are projecting a year-over-year improvement in full-year base earnings of between 17 percent and 20 percent and a significant improvement in free cash flow."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 7864889. The archived call will be available through October 28, 2018. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation,
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Sonoco Reports Third Quarter 2018 Results - Page 7
discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

• availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
• costs of labor;
• work stoppages due to labor disputes;
• success of new product development, introduction and sales;
• consumer demand for products and changing consumer preferences;
• ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
• competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
• ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
• ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
• ability to improve margins and leverage cash flows and financial position;
• continued strength of our paperboard-based tubes and cores and composite can operations;
• ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
• ability to maintain innovative technological market leadership and a reputation for quality;
• ability to profitably maintain and grow existing domestic and international business and market share;
• ability to expand geographically and win profitable new business;
• ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
• the costs, timing and results of restructuring activities;
• availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
• effects of our indebtedness on our cash flow and business activities;
• fluctuations in obligations and earnings of pension and postretirement benefit plans;
• accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
• cost of employee and retiree medical, health and life insurance benefits;
• resolution of income tax contingencies;
• foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
• changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
• accuracy in valuation of deferred tax assets;
• accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
• accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
• liability for and anticipated costs of environmental remediation actions;
• effects of environmental laws and regulations;
• operational disruptions at our major facilities;
• failure or disruptions in our information technologies;
• loss of consumer or investor confidence;
• ability to protect our intellectual property rights;
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Sonoco Reports Third Quarter 2018 Results - Page 8
• actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
• international, national and local economic and market conditions and levels of unemployment; and
• economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Third Quarter 2018 Results - Page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Net sales	$1,364,762	$1,324,634	$4,035,322	$3,737,632
Cost of sales	1,105,126	1,071,755	3,248,624	3,023,397
Gross profit	259,636	252,879	786,698	714,235
Selling, general and administrative expenses	136,002	129,136	414,474	379,645
Restructuring/Asset impairment charges	22,061	511	28,691	12,519
Operating profit	$101,573	$123,232	$343,533	$322,071
Non-operating pension (income)/cost	(25)	3,150	197	41,246
Net interest expense	14,502	13,647	42,984	38,497
Income before income taxes	87,096	106,435	300,352	242,328
Provision for income taxes	18,325	35,545	71,974	78,251
Income before equity in earnings of affiliates	68,771	70,890	228,378	164,077
Equity in earnings of affiliates, net of tax	4,049	2,521	9,012	7,320
Net income	72,820	73,411	237,390	171,397
Net income attributable to noncontrolling interests	(405)	(599)	(1,508)	(1,727)
Net income attributable to Sonoco	$72,415	$72,812	$235,882	$169,670

Weighted average common shares outstanding – diluted	101,040	100,684	100,993	100,793

Diluted earnings per common share	$0.72	$0.72	$2.34	$1.68
Dividends per common share	$0.41	$0.39	$1.21	$1.15

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net sales
Consumer Packaging	$600,154	$565,788	$1,786,068	$1,569,231
Display and Packaging	165,164	135,560	451,082	365,807
Paper and Industrial Converted Products	463,748	483,376	1,398,538	1,395,075
Protective Solutions	135,696	139,910	399,634	407,519
Consolidated	$1,364,762	$1,324,634	$4,035,322	$3,737,632

Operating profit:
Segment operating profit:
Consumer Packaging	$56,014	$68,922	$180,772	$188,758
Display and Packaging	3,703	1,993	4,865	6,694
Paper and Industrial Converted Products	53,906	43,696	155,229	115,983
Protective Solutions	10,433	11,323	34,739	33,270
Restructuring/Asset impairment charges	(22,061)	(511)	(28,691)	(12,519)
Other, net	(422)	(2,191)	(3,381)	(10,115)
Consolidated	$101,573	$123,232	$343,533	$322,071

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30, 2018	October 1, 2017
Net income	$237,390	$171,397
Asset impairment charges/losses on disposition of assets	9,649	2,319
Depreciation, depletion and amortization	176,895	159,130
Net pension and postretirement plan expenses/(contributions)	(1,603)	13,696
Changes in working capital	(22,087)	(56,552)
Changes in tax accounts	(6,953)	(4,012)
Other operating activity	58,225	(4,973)
Net cash provided by operating activities	451,516	281,005

Purchase of property, plant and equipment, net	(111,976)	(140,995)
Cost of acquisitions, net of cash acquired	(150,995)	(383,358)
Net debt (repayments)/proceeds	(55,451)	338,137
Cash dividends	(120,651)	(114,368)
Other, including effects of exchange rates on cash	(16,931)	10,261

Net decrease in cash and cash equivalents	(4,488)	(9,318)
Cash and cash equivalents at beginning of period	$254,912	$257,226
Cash and cash equivalents at end of period	$250,424	$247,908
Prior-year results have been recast to reflect a change in the classification of insurance proceeds and to conform certain items to the current year’s presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	September 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$250,424	$254,912
Trade accounts receivable, net of allowances	775,054	725,251
Other receivables	93,470	64,561
Inventories	467,239	474,063
Prepaid expenses and deferred income taxes	64,318	44,849
	1,650,505	1,563,636
Property, plant and equipment, net	1,140,113	1,169,377
Goodwill	1,285,368	1,241,875
Other intangible assets, net	340,824	331,295
Other assets	241,824	251,538
	$4,658,634	$4,557,721
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$904,896	$831,664
Notes payable and current portion of long-term debt	73,899	159,327
Income taxes payable	15,589	8,979
	994,384	999,970
Long-term debt, net of current portion	1,312,678	1,288,002
Pension and other postretirement benefits	335,379	355,187
Deferred income taxes and other	183,263	184,502
Total equity	1,832,930	1,730,060
	$4,658,634	$4,557,721

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Sonoco Reports Third Quarter 2018 Results - Page 11
Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement charges, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the tax effect of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Third Quarter 2018 Results - Page 12

		Non-GAAP Adjustments
Three Months Ended September 30, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$101,573	$22,061	$422	$124,056
Non-operating pension costs/(income)	(25)	—	(97)	(122)
Interest expense, net	14,502	—	—	14,502
Income before income taxes	87,096	22,061	519	109,676
Provision for income taxes	18,325	5,465	2,137	25,927
Income before equity in earnings of affiliates	68,771	16,596	(1,618)	83,749
Equity in earnings of affiliates, net of taxes	4,049	—	—	4,049
Net income	72,820	16,596	(1,618)	87,798
Net (income) attributable to noncontrolling interests	(405)	(28)	—	(433)
Net income attributable to Sonoco	$72,415	$16,568	$(1,618)	$87,365

Per Diluted Share*	$0.72	$0.16	$(0.02)	$0.86
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended October 1, 2017	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Operating profit	$123,232	$511	$2,191	$125,934
Non-operating pension costs/(income)	3,150	—	(476)	2,674
Interest expense, net	13,647	—	—	13,647
Income before income taxes	106,435	511	2,667	109,613
Provision for income taxes	35,545	445	(1,080)	34,910
Income before equity in earnings of affiliates	70,890	66	3,747	74,703
Equity in earnings of affiliates, net of taxes	2,521	—	—	2,521
Net income	73,411	66	3,747	77,224
Net (income) attributable to noncontrolling interests	(599)	(21)	—	(620)
Net income attributable to Sonoco	$72,812	$45	$3,747	$76,604

Per Diluted Share*	$0.72	$—	$0.04	$0.76
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Included in these amounts are net losses related to the exit of a packaging center contract serviced near Atlanta, GA.

(2)These amounts include costs related to acquisitions and potential acquisitions. Also included are the effect of the changes in tax rates on deferred tax adjustments and other non-base tax adjustments totaling a gain of $2,757.

(3)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(4)Consists primarily of costs related to acquisitions and potential acquisitions. Additionally, these amounts include the effect of state tax rate changes on deferred taxes an increase to the reserves for uncertain tax positions and other tax adjustments totaling a net loss of $2,362.
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Sonoco Reports Third Quarter 2018 Results - Page 13

		Non-GAAP Adjustments
Nine Months Ended September 30, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$343,533	$28,691	$3,381	$375,605
Non-operating pension costs/(income)	197	—	(742)	(545)
Interest expense, net	42,984	—	—	42,984
Income before income taxes	300,352	28,691	4,123	333,166
Provision for income taxes	71,974	7,196	5,635	84,805
Income before equity in earnings of affiliates	228,378	21,495	(1,512)	248,361
Equity in earnings of affiliates, net of taxes	9,012	—	—	9,012
Net income	237,390	21,495	(1,512)	257,373
Net (income) attributable to noncontrolling interests	(1,508)	(48)	—	(1,556)
Net income attributable to Sonoco	$235,882	$21,447	$(1,512)	$255,817

Per Diluted Share*	$2.34	$0.21	$(0.01)	$2.53
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Nine Months Ended October 1, 2017	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Operating profit	$322,071	$12,519	$10,115	$344,705
Non-operating pension costs/(income)	41,246	—	(31,550)	9,696
Interest expense, net	38,497	—	—	38,497
Income before income taxes	242,328	12,519	41,665	296,512
Provision for income taxes	78,251	4,081	11,422	93,754
Income before equity in earnings of affiliates	164,077	8,438	30,243	202,758
Equity in earnings of affiliates, net of taxes	7,320	—	—	7,320
Net income	171,397	8,438	30,243	210,078
Net (income) attributable to noncontrolling interests	(1,727)	(35)	—	(1,762)
Net income attributable to Sonoco	$169,670	$8,403	$30,243	$208,316

Per Diluted Share*	$1.68	$0.08	$0.30	$2.07
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Included in these amounts are net losses related to the exit of a packaging center contract serviced near Atlanta, GA.

(2) Consists primarily of costs related to acquisitions and potential acquisitions. Additionally, includes the effect of the change in the US corporate tax rate on deferred tax adjustments and other non-base tax charges totaling $5,540.

(3) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(4) Includes pension settlement charges of $31,550, costs related to acquisitions and potential acquisitions, and certain other costs, partially offset by insurance settlement gains. Also includes net tax charges totaling $2,229 primarily related to the settlement of a tax audit in Canada and the effect of state tax rate changes on deferred taxes as well as reserves for uncertain tax positions totaling a net loss of $2,263. These amounts were partially offset by a tax benefit on the final settlement of prior-year business disposition of $1,682.
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Sonoco Reports Third Quarter 2018 Results - Page 14

	Nine Months Ended
FREE CASH FLOW*	September 30, 2018	October 1, 2017

Net cash provided by operating activities	$451,516	$281,005
Purchase of property, plant and equipment, net	(111,976)	(140,995)
Cash dividends	(120,651)	(114,368)
Free Cash Flow	$218,889	$25,642

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2018	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$580,000	$600,000	$349,358
Purchase of property, plant and equipment, net	(190,000)	(190,000)	(183,642)
Cash dividends	(160,000)	(160,000)	(153,137)
Free Cash Flow	$230,000	$250,000	$12,579

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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